Exhibit 99.1

News Release
Contacts:
Leslie S. Magee
Chief Financial Officer
225-298-5261
lmagee@he-equipment.com
Kevin S. Inda
Corporate Communications, Inc.
407-566-1180
kevin.Inda@cci-ir.com
H&E Equipment Services Reports Third Quarter 2009 Results
BATON ROUGE, Louisiana — (November 4, 2009) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced operating results for the third quarter ended September 30, 2009.
THIRD QUARTER 2009 SUMMARY
•	Revenues decreased 37.0% to $175.6 million versus $278.6 million a year ago.

•	EBITDA decreased 56.4% to $29.3 million, or a 16.7% margin, compared to $67.2 million, or a 24.1% margin, a year ago.

•	Income from operations decreased 86.0% to $5.2 million compared to $37.2 million a year ago.

•	Net loss was $2.3 million, or ($0.07) per diluted share, compared to net income of $17.6 million, or $0.50 per diluted share.

•	Reduced debt by $42.0 million during the quarter.
“Our business environment remains very challenging and we have not seen any seasonal increase in demand during the third quarter. While we are pleased to have experienced stabilization of our fleet utilization during the third quarter, we have not seen improvement in the structural economic problems that continue to impact the demand for our products and services. While utilization has stabilized, it has stabilized at a low level. As a result, rental pricing remains weak,” said John Engquist, H&E Equipment Services’ president and chief executive officer. “We have successfully reduced debt and increased liquidity during this prolonged recession. We continue to focus on our balance sheet, which positions our company to deal with the current weak environment and to take full advantage of the recovery when it begins.”
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H&E Equipment Services Reports Third Quarter 2009 Results

November 4, 2009
“In spite of the severe decline in our markets and the earnings results based on contraction in our top-line revenues, we continued to make significant progress in fulfilling our balance sheet objectives. We reduced debt under our revolver by $42 million in the third quarter,” commented Leslie Magee, H&E Equipment Services’ chief financial officer. “Subsequently, we have fully repaid our revolver, leaving $312 million of borrowing availability on the credit facility and we expect to continue to generate cash throughout the fourth quarter. The demand for rental equipment and new and used equipment remains weak. In general, our customers lack a near-term need for construction equipment based on today’s limited visibility of a recovery in our end-markets. We have seen few signs of a boost in the confidence levels of our end-users, which is necessary to initiate increased capital spending by our customers. Consequently, we remain focused on asset management, debt reduction and cash generation. We ended the quarter with negative net rental cap-ex, further fleet reductions of $38.8 million and lower inventories.”
FINANCIAL DISCUSSION FOR THIRD QUARTER 2009
Our third quarter 2009 results of operations include the sale of a substantial portion of our Yale lift truck assets in the Intermountain region including rental fleet, new and used equipment inventories and parts inventories for total cash proceeds of approximately $15.7 million. At the time of the sale, these Yale lift trucks comprised approximately 3.5% of our total rental fleet assets and 71% of the total lift trucks in our rental fleet based on net book value. The sale of all related assets resulted in a gross profit margin of less than 5% in each asset category. Approximately 81% of the total sale proceeds were attributable to the sale of rental fleet assets. In connection with the transaction, we also recognized approximately $0.9 million in deferred service revenues from the termination of maintenance contracts associated with the Yale rental fleet assets sold.
Revenue
Total revenues decreased 37.0% to $175.6 million from $278.6 million in the third quarter of 2008. Equipment rental revenues decreased 42.3% to $45.1 million compared with $78.2 million in the third quarter of 2008. New equipment sales decreased 50.2% to $48.7 million from $97.8 million. Used equipment sales decreased 17.9% to $32.7 million compared to $39.9 million. Parts sales declined 16.7% to $25.8 million from $31.0 million in the third quarter of 2008. Service revenues decreased 17.0% to $15.2 million compared with $18.3 million in the third quarter of 2008. The sale of the Yale lift truck assets, included in the current period amounts above, had the effect of partially offsetting these revenue declines, particularly in used equipment sales.
Gross Profit
Gross profit decreased 51.6% to $40.0 million from $82.5 million in the third quarter of 2008. Gross margin was 22.8% for the quarter ended September 30, 2009 as compared to 29.6% for the quarter ended September 30, 2008. The lower gross margin in the current quarter is primarily due to lower rental gross margins and the sale of the Yale lift truck assets.
On a segment basis, gross margin on rentals decreased to 30.6% from 50.3% in the third quarter of 2008 due to declines in rental rates and lower time utilization combined with an increase in rental and depreciation expense as a percentage of revenues. On average, rental rates declined 19.1% as compared to the third quarter of 2008 and 3.4% as compared to the second quarter of 2009. Time utilization was 54.3% in the third quarter of 2009 as compared to 67.4% a year ago and 55.3% in the second quarter of 2009.
Gross margins on new equipment sales were 10.5%, which were down from 13.4% in comparison to the third quarter a year ago largely due to lower margins on new crane sales.
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H&E Equipment Services Reports Third Quarter 2009 Results

November 4, 2009
Gross margins on used equipment sales decreased to 17.2% from 23.3% a year ago. Gross margins on used equipment sales were lower principally due to the sale of approximately $13.4 million of Yale used lift trucks. Gross margin on parts sales decreased to 26.5% from 29.5% last year due to the mix of parts sold, including the sale of approximately $1.1 million of Yale parts. Gross margin on service revenues decreased to 62.9% from 64.0% in the third quarter of 2008 due to revenue mix. The impact of mix on service gross margins was partially offset by the recognition of deferred service revenue associated with terminated maintenance contracts on the Yale rental fleet assets sold.
Rental Fleet
At the end of the third quarter of 2009, the original acquisition cost of the Company’s rental fleet was $694.1 million, down $112.2 million from $806.3 million at the end of the third quarter of 2008. Dollar utilization was 25.5% compared to 38.8% for the third quarter of 2008. Dollar returns decreased reflecting lower year-over-year average rental rates and lower time utilization as discussed above.
Selling, General and Administrative Expenses
SG&A expenses for the third quarter of 2009 were $35.1 million compared with $45.6 million last year, a $10.5 million, or 23.0% decrease. The decrease was primarily attributable to lower salaries and wages and other related employee expenses as a result of workforce reductions since the beginning of 2009 combined with lower incentive compensation that resulted from lower revenues. For the third quarter of 2009, SG&A expenses increased as a percentage of total revenues to 20.0% as compared with 16.3% last year.
Income from Operations
Income from operations for the third quarter of 2009 decreased 86.0% to $5.2 million, or an operating margin of 3.0%, compared with $37.2 million, or an operating margin of 13.3%, a year ago.
Interest Expense
Interest expense for the third quarter of 2009 decreased $1.7 million to $7.8 million from $9.5 million primarily due to a decrease in average borrowings on the Company’s senior secured credit facility and lower floor plan payables.
Net Income (Loss)
Net loss was $2.3 million, or ($0.07) per diluted share, compared to $17.6 million, or $0.50 per diluted share in the third quarter of 2008.
EBITDA
EBITDA for the third quarter of 2009 decreased $37.9 million to $29.3 million from $67.2 million in the third quarter of 2008. EBITDA as a percentage of revenues was 16.7% compared with 24.1% in the third quarter of 2008.
Non-GAAP Financial Measures
This press release contains certain Non-GAAP measures (EBITDA). Please refer to our Current Report on Form 8-K for a description of our use of these measures. EBITDA as calculated by the Company is not necessarily comparable to similarly titled measures reported by other companies. Additionally, these Non-GAAP measures are not measurements of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.
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H&E Equipment Services Reports Third Quarter 2009 Results

November 4, 2009
Conference Call
The Company’s management will hold a conference call to discuss third quarter results today, November 4, 2009, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 913-312-1510 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on November 4, 2009, and will continue to be available through November 12, 2009, by dialing 719-457-0820 and entering confirmation code 4542660.
The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com or www.earnings.com on November 4, 2009, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.
About H&E Equipment Services, Inc.
The Company is one of the largest integrated equipment services companies in the United States with 63 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions of the United States. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.
Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction activity in the markets where we operate in North America as well as the impact of the current macroeconomic downturn and current conditions of the global credit markets and its effect on construction activity and the economy in general; (2) relationships with new equipment suppliers; (3) increased maintenance and repair costs as we age our fleet and decreases in our equipments’ residual value; (4) our indebtedness; (5) the risks associated with the expansion of our business; (6) our possible inability to effectively integrate any businesses we acquire; (7) competitive pressures; (8) compliance with laws and regulations, including those relating to environmental matters; and (9) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.
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H&E Equipment Services Reports Third Quarter 2009 Results

November 4, 2009
H&E EQUIPMENT SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenues:
Equipment rentals	$45,108	$78,181	$150,669	$224,626
New equipment sales	48,685	97,797	172,010	274,135
Used equipment sales	32,698	39,873	69,254	128,436
Parts sales	25,786	30,951	78,144	89,112
Service revenues	15,225	18,333	46,164	52,651
Other	8,126	13,512	25,824	38,097

Total revenues	175,628	278,647	542,065	807,057

Cost of revenues:
Rental depreciation	21,105	26,362	67,789	78,838
Rental expense	10,209	12,514	32,441	36,460
New equipment sales	43,549	84,739	150,519	237,449
Used equipment sales	27,069	30,578	56,482	97,960
Parts sales	18,952	21,809	56,339	62,815
Service revenues	5,646	6,592	17,059	19,016
Other	9,131	13,556	26,683	38,735

Total cost of revenues	135,661	196,150	407,312	571,273

Gross profit	39,967	82,497	134,753	235,784

Selling, general, and administrative expenses	35,073	45,556	110,342	138,097
Gain on sales of property and equipment	289	219	472	515

Income from operations	5,183	37,160	24,883	98,202

Interest expense	(7,847)	(9,495)	(24,039)	(29,193)
Other income, net	123	250	518	731

Income (loss) before provision (benefit) for income taxes	(2,541)	27,915	1,362	69,740

Provision (benefit) for income taxes	(261)	10,311	1,201	25,809

Net income (loss)	$(2,280)	$17,604	$161	$43,931

NET INCOME (LOSS) PER SHARE
Basic — Net income (loss) per share	$(0.07)	$0.50	$—	$1.22

Basic — Weighted average number of common shares outstanding	34,625	35,075	34,601	35,912

Diluted — Net income (loss) per share	$(0.07)	$0.50	$—	$1.22

Diluted — Weighted average number of common shares outstanding	34,625	35,090	34,638	35,918

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H&E Equipment Services Reports Third Quarter 2009 Results

November 4, 2009
H&E EQUIPMENT SERVICES, INC.
SELECTED BALANCE SHEET DATA (unaudited)
(Amounts in thousands)

	September 30,	December 31,
	2009	2008

Cash	$8,699	$11,266
Rental equipment, net	460,459	554,457
Total assets	789,955	966,634

Total debt (1)	257,168	330,584
Total liabilities	499,049	676,427
Stockholders’ equity	290,906	290,207
Total liabilities and stockholders’ equity	$789,955	$966,634

(1)	Total debt consists of the aggregate amounts outstanding on the senior secured credit facility, senior unsecured notes, capital lease obligation and notes payable obligations.
H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net income (loss)	$(2,280)	$17,604	$161	$43,931
Interest expense	7,847	9,495	24,039	29,193
Provision (benefit) for income taxes	(261)	10,311	1,201	25,809
Depreciation	23,804	29,153	76,039	87,167
Amortization of intangibles	148	641	444	2,108

EBITDA	$29,258	$67,204	$101,884	$188,208
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